Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amended Registration Statement (Form S-3 No. 333-266547) and related Prospectus of Sana Biotechnology, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 16, 2022, with respect to the consolidated financial statements of Sana Biotechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 15, 2023